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                                                                       EXHIBIT B

                            ARTICLES OF INCORPORATION
                                       OF
                             CORRPRO COMPANIES, INC.

                              AMENDED AND RESTATED
                              AS OF MARCH 30, 2004

         FIRST: The name of the Corporation is CORRPRO COMPANIES, INC.

         SECOND: The Corporation's principal office is located in the City of Medina, County of Medina, State of Ohio.

         THIRD: The purpose or purposes for which, or for any of which, it is formed are to enter into, promote or conduct any kind of business, contract or undertaking permitted to corporations for profit organized under the General Corporation Laws of the State of Ohio, to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code, and, in connection therewith, to exercise all express and incidental powers normally permitted such corporations.

         FOURTH: The maximum number of shares which the Corporation is authorized to have outstanding is forty-one million (41,000,000) shares, consisting of forty million (40,000,000) Common Shares, without par value, and one million (1,000,000) Serial Preferred shares, without par value, of which eight hundred thousand (800,000) shares shall be voting and two hundred thousand (200,000) shares shall be non-voting.

(a) Common Shares. The Common Shares shall be subject to the express terms of the Serial Preferred Shares and of any series thereof. Each Common Share shall be equal to every other Common Share and shall have the following powers, rights, qualifications and limitations:

         (1) Each Common Share shall entitle the holder thereof to one vote.

         (2) Whenever the full dividends upon any outstanding Serial Preferred Shares for all past dividend periods shall have been paid and the full dividends thereon for the then current respective dividend periods shall have been paid, or declared and a sum sufficient for the respective payments thereof set apart, the holders of the Common Shares shall be entitled to receive such dividends and distributions, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

         (3) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment or setting apart for payment to the holders of any outstanding Serial Preferred Shares of the full preferential amounts to which such holders are entitled as herein provided or referred to, all of the remaining assets of the Corporation shall belong to and be distributable in equal amounts per share to the holders of the Common Shares. For purposes of this paragraph 3, a consolidation or merger of the Corporation with any other corporation, or the sale, transfer or lease of all or substantially all its assets shall not constitute or be deemed a liquidation, dissolution or winding up of the Corporation.

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(b)      Serial Preferred Shares. The Serial Preferred shares may be issued, from time to time, in one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors. All shares of any one series of Serial Preferred Shares shall be alike in every particular and, except as otherwise provided in the Articles, all series shall rank equally and be identical in all respects except insofar as they may vary with respect to the matters which the Board of Directors is hereby expressly authorized to determine in the resolution or resolutions providing for the issue of any series of the Serial Preferred Shares.

         (1) The Board of Directors, in such resolution or resolutions (a copy of which shall be filed and recorded as required by law), is also expressly authorized to fix:

                  (i) the distinctive serial designations and the division of such shares into series and the number of shares of a particular series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate made, signed, filed and recorded as required by law;

                  (ii) The annual dividend rate for the particular series, and the date or dates from which dividends on all shares of such series shall be cumulative, if dividends on shares of the particular series shall be cumulative;

                  (iii) The redemption price or prices, if any, for the particular series;

                  (iv) The right, if any, of the holders of a particular series to convert such stock into other classes of shares, and the terms and conditions of such conversions; and

                  (v) The obligation, if any, of the Corporation to purchase and retire and redeem shares of a particular series as a sinking fund or redemption or purchase account, the terms thereof and the redemption price or prices per share for such series redeemed pursuant to the sinking fund or redemption or purchase account.

         (2) Except as expressly provided with respect to the Series B Preferred Stock as set forth in Article FOURTH paragraph (d), the holders of voting Serial Preferred Shares shall be entitled to one vote for each voting Serial Preferred Share upon all matters presented to the shareholders, and, except as otherwise provided by these Amended and Restated Articles of Incorporation or required by law, the holders of voting Serial Preferred Shares and the holders of Common Shares shall vote together as one class on all matters. Except as expressly provided with respect to Series B Preferred Stock as set forth in Article FOURTH paragraph (d), no adjustment of the voting rights of holders of voting Serial Preferred Shares shall be made in the event of an increase or decrease in the number of Common Shares authorized or issued or in the event of a stock split or combination of the Common Shares or in the event of a stock dividend on any class of stock payable solely in Common Shares. The holders of nonvoting Serial Preferred Shares shall have no voting rights unless otherwise provided by law or these Amended and Restated Articles of Incorporation.

         (3) The affirmative vote of the holders of at least a majority of the Serial Preferred Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Serial Preferred Shares shall vote separately as a class, shall be necessary to adopt any amendment to the Articles of Incorporation (but so far as the holders of Serial Preferred Shares are concerned, such amendment may be adopted with such vote) which:

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                  (i)      changes issued shares of Serial Preferred Shares of
                  all series then outstanding into a lesser number of shares of the Corporation of the same class and series or into the same or a different number of shares of the Corporation of any other class or series; or

                  (ii) changes the express terms of the Serial Preferred Shares in any manner substantially prejudicial to the holders of all series thereof then outstanding; or

                  (iii) authorizes shares of any class, or any security convertible into shares of any class, ranking prior to the Serial Preferred Shares; or

                  (iv) changes in the express terms of issued shares of any class ranking prior to the Serial Preferred Shares in any manner substantially prejudicial to the holders of all series of Serial Preferred Shares then outstanding:

         and the affirmative vote of the holders of at least a majority of each affected series of Serial Preferred Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of each affected series of Serial Preferred Shares shall vote separately as a series, shall be necessary to adopt any amendment to the Articles of Incorporation (but so far as the holders of each such series of Series Preferred Shares are concerned, such amendment may be adopted with such vote) which:

                  (i) changes issued shares of Serial Preferred Shares of one or more but not all series then outstanding into a lesser number of shares of the Corporation of the same series or into the same or a different number of shares of the Corporation of any other class or series; or

                  (ii) changes the express terms of any series of the Serial Preferred Shares in any manner substantially prejudicial to the holders of one or more but not all series thereof then outstanding; or

                  (iii) changes the express terms of issued shares of any class ranking prior to the Serial Preferred Shares in any manner substantially prejudicial to the holders of one or more but not all series of Serial Preferred Shares then outstanding.

         (4) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, before any distribution or payment shall have been made to the holders of the Common Shares, the holders of the Serial Preferred Shares of each series shall be entitled to be paid, or to have set apart in trust for payment, an amount from the net assets of the Corporation equal to that stated and expressed in the resolution or resolutions adopted by the Board of Directors which provide for the issue of such series, respectively. The remaining net assets of the Corporation shall be distributed solely among the holders of the Common Shares according to their respective shares.

         (5) Whenever reference is made herein to shares "ranking prior to the Serial Preferred Shares," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof either as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation are given preference over the rights of the holders of Serial Preferred Shares; whenever reference is made to shares "on a parity with the Serial Preferred Shares," such reference shall mean and include all Shares of the Corporation in respect of which the rights of the holders thereof (i) neither as to the payment of dividends nor as to distributions in the event of a voluntary or

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         involuntary liquidation, dissolution or winding up of the Corporation are given preference over the rights of the holders of Serial Preferred Shares and (ii) either as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation rank equally (except as to the amounts fixed therefor) with the rights of the holders of Serial Preferred Shares; and whenever reference is made to shares "ranking junior to the Serial Preferred Shares," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof both as to the payment of dividends and as to distribution in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation are junior and subordinate to the rights of the holders of the Serial Preferred Shares.

(c)      Series A Junior Participating Preferred Shares:

         (1) Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Shares" (the "Series A Preferred Shares") and the number of shares constituting the Series A Preferred Shares shall be 500,000.

         (2)      Dividends and Distributions.

                  (i) Subject to the rights of the holders of any shares of any class of preferred shares ranking prior and superior to the Series A Preferred Shares with respect to dividends, the holders of Series A Preferred Shares, in preference to the holders of Common Shares, without par value (the "Common Shares"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a Series A Preferred Share, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in Common Shares or a subdivision of the outstanding shares of Common Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of Series A Preferred Shares. In the event that the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding shares of Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of Series A Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                  (ii) The Corporation shall declare a dividend or distribution on the Series A Preferred Shares as provided in paragraph (i) of this Section immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event that no dividend or distribution shall have been declared on the Common Shares during the period between the Quarterly Dividend

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                  Payment Date and the next subsequent Quarterly Dividend
                  Payment Date, a dividend of $1 per share on the Series A Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  (iii) Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series A Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

         (3) Voting Rights. The holders of Series A Preferred Shares shall have the following voting rights:

                  (i) Each Series A Preferred Share shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Corporation. The holders of fractional Series A Preferred Shares shall not be entitled to any vote on any matter submitted to a vote of the shareholders of the Corporation.

                  (ii) Except as otherwise provided herein, in the Amended Articles of Incorporation of the Corporation, in any other Certificate of Amendment creating a series of Serial Preferred Shares or any similar stock, or by law, the holders of Series A Preferred Shares and the holders of Common Shares and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

                  (iii) Except as set forth herein, in the Amended Articles of Incorporation of the Corporation, or as otherwise provided by law, holders of Series A Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

         (4)      Certain Restrictions.

                  (i) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

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                           (a)      declare or pay dividends, or make any other
                           distributions, on any shares of any class ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares;

                           (b) declare or pay dividends, or make any other distributions, on any shares of any class ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all such shares ranking on a parity with the Series A Preferred Shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (c) redeem or purchase or otherwise acquire for consideration shares of any class ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding
                           up) to the Series A Preferred Shares; or

                           (d) redeem or purchase or otherwise acquire for consideration any Series A Preferred Shares, or any shares of any class ranking on a parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (ii) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under paragraph (i) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         (5) Reacquired Shares. Any Series A Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Serial Preferred Shares and may be reissued as part of a new series of Serial Preferred Shares subject to the conditions and restrictions on issuance set forth herein, in the Amended Articles of Incorporation, or in any other Certificate of Amendment creating a series of Serial Preferred Shares or any similar class of shares or as otherwise required by law.

         (6) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of any class ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares, including the Common Shares, unless, prior thereto, the holders of Series A Preferred Shares shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of Series A Preferred Shares shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Shares, or (2) to the

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         holders of shares of any class ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except distributions made ratably on the Series A Preferred Shares and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolutions or winding up. In the event that the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the aggregate amount to which holders of Series A Preferred Shares were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

         (7) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares or securities, cash and/or other property, then in any such case each Series A Preferred Share shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event that the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

         (8) No Redemption. The Series A Preferred Shares shall not be redeemable.

         (9) Rank. The Series A Preferred Shares shall rank, with respect to the payment of dividends and the distribution of assets, on a parity with any other series of Serial Preferred Shares and shall rank junior to any series of any other class of preferred shares of the Corporation which by its terms is senior to the Serial Preferred Shares.

         (10) Amendment. Subject to the provisions of Article FOURTH of the Amended Articles of Incorporation, the Amended Articles of Incorporation and the Code of Regulations of the Corporation shall not be amended, altered or repealed in any manner which would affect adversely the voting powers or any other rights or preferences of the holders of the Series A Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding Series A Preferred Shares, voting together as a single class.

(d)      Series B Cumulative Redeemable Voting Preferred Stock:

         (1) Designation; Number of Shares. Fifty thousand (50,000) shares of the Serial Preferred Shares shall be designated as "Series B Cumulative Redeemable Voting Preferred Stock" (the "Series B Preferred Stock"), and such shares shall be without par value.

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         (2)      Rank. The Series B Preferred Stock shall rank, with respect to the payment of dividends and rights upon liquidation, winding-up or dissolution, senior to (i) the Common Shares and (ii) each other class or series of Capital Stock of the Corporation the terms of which do not expressly provide that such class or series shall rank pari passu or senior to the Series B Preferred Stock with respect to the payment of dividends or rights upon liquidation, winding-up or dissolution
         (clauses (i) and (ii), collectively, the "Junior Stock"). The term "Junior Stock" shall include any warrants, options or other rights exercisable for, or convertible into, Junior Stock.

         (3)      Dividends.

                  (i) The holders of the Series B Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors, dividends on each share of Series B Preferred Stock at the Dividend Rate multiplied by the Liquidation Preference for one share of the Series B Preferred Stock. All dividends shall be cumulative, whether or not earned or declared, and whether or not sufficient funds are legally available in respect thereof, from the applicable Issue Date and shall compound to the extent not paid on the next succeeding Dividend Payment Date. Dividends on the Series B Preferred Stock shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, a "Dividend Payment Date"), commencing on the first Dividend Payment Date immediately following the applicable Issue Date.

                  (ii) If any Dividend Payment Date shall occur on a day that is not a Business Day, then any dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day. Dividends payable on any Dividend Payment Date shall be payable in arrears from the period beginning on and including the immediately preceding Dividend Payment Date (or if there is no immediately preceding Dividend Payment Date, beginning on and including the applicable Issue Date) to but excluding such Dividend Payment Date (the "Dividend Period"). Dividends payable on the Series B Preferred Stock for any period other than a full quarterly period shall be calculated on the basis of a 360-day year.

                  (iii) Dividends on the Series B Preferred Stock shall be paid to the holders of Series B Preferred Stock as their names shall appear on the stock transfer books of the Corporation. Dividends on the Series B Preferred Stock shall be payable to each holder of Series B Preferred Stock on each Dividend Payment Date, at the Corporation's option, either (a) in cash or (b) in fully paid and nonassessable shares of Series B Preferred Stock; provided, however, that the Corporation shall not pay such dividends in cash if such cash payment is prohibited under the terms of any Senior Indebtedness and/or Subordinated Indebtedness. Dividends payable in cash shall be paid when, as and if declared by the Board of Directors out of funds legally available therefor. Dividends payable in shares of Series B Preferred Stock shall be paid when, as and if declared by the Board of Directors and whether or not there are profits, surplus or other funds of the Corporation legally available therefor. Dividends payable in shares of Series B Preferred Stock shall be paid by issuing to each holder of Series B Preferred Stock that number of shares of Series B Preferred Stock that is equal to the quotient obtained by dividing (a) the aggregate dollar amount of dividends payable and/or in arrears on all shares of Series B Preferred Stock held by such holder on the date of payment of such dividends by (b) the Liquidation Preference in effect immediately after payment of such dividends. If a holder shall become entitled to any fractional shares of Series B Preferred Stock pursuant to the preceding sentence, in lieu of issuing any fractional share, the Corporation shall, at the Corporation's option, either (a) round up such number of shares to the next highest

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                  whole number or, (b) pay to such holder an amount in cash that is equal to the applicable fraction of the Liquidation Preference. Any shares of Series B Preferred Stock issued in payment of dividends pursuant to this subparagraph (d)(3) shall be entitled to all of the rights of the Series B Preferred Stock set forth under Article FOURTH paragraph (d) hereof.

                  (iv) In the event that any dividends for any Dividend Period are not paid in full on the applicable Dividend Payment Date, then on such Dividend Payment Date an amount equal to the amount of such dividends in arrears shall be added to the Liquidation Preference effective as of such Dividend Payment Date and additional dividends in respect thereof shall be paid thereafter at the Dividend Rate until such dividends in arrears have been paid in full. With respect to any dividends in arrears for any past Dividend Period (including any dividends payable and compounding thereon) such dividends, if paid in cash, may be declared and paid at any time, without reference to any regular Dividend Payment Date, pro rata (based on the number of shares of Series B Preferred Stock) to the holders of record of the Series B Preferred Stock on such record date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors. With respect to any dividends in arrears for any past Dividend Period (including any dividends payable and compounding thereon) such dividends, if paid in shares of Series B Preferred Stock, may only be paid effective as of a Dividend Payment Date.

                  (v) After every Dividend Payment Date for so long as there remains outstanding a number of shares of Series B Preferred Stock that equals or exceeds forty percent (40%) of the number of shares of Series B Preferred Stock issued on the Initial Issue Date, the Corporation shall, (a) within forty-five (45) days of such Dividend Payment Dates occurring on June 30, September 30 and December 31 and (b) as soon as practicable, but no later than within ninety (90) days of such Dividend Payment Dates occurring on March 31, deliver to the holders of the Series B Preferred Stock a certificate duly executed by an authorized officer of the Corporation certifying the calculation of the Corporation's EBITDA for the EBITDA Test Period for such Dividend Payment Date.

                  (vi) No dividends in cash or other property shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Junior Stock for any period, nor shall the Corporation or any subsidiary thereof effect any redemption or repurchase of Junior Stock, or distribution thereon unless fully compounded, cumulative dividends, plus (without duplication) any amounts added to the Liquidation Preference pursuant to subparagraph (d)(3)(iv) above have been, or are contemporaneously, declared and paid in full.

         (4)      Liquidation Preference.

                  (i) Subject to the rights of any Senior Stock and Parity Stock, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, each holder of Series B Preferred Stock shall be entitled to payment out of the assets of the Corporation available for distribution of an amount equal to the aggregate Liquidation Preference of the shares of Series B Preferred Stock held by such holder, plus an amount equal to all dividends in arrears (at the applicable Dividend Rate) on such shares from and including the immediately preceding Dividend Payment Date to but excluding the date of liquidation, dissolution or winding up, before any distribution is made on any Junior Stock. After payment in full of the aggregate Liquidation Preference and all dividends in arrears to which holders of shares of Series B Preferred Stock are entitled, such holders shall not be entitled to any further participation in any distribution of the assets of the Corporation as a result of their ownership of Series B Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to shares of Series B Preferred Stock are not paid in full, the holders of shares of Series B Preferred Stock shall share equally and ratably in any distribution of assets of the Corporation in proportion to the full Liquidation Preference, plus all dividends in arrears (at the applicable Dividend Rate), if any, to which each such holder is entitled.

                  (ii) A sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the Capital Stock or assets of the Corporation or a merger, consolidation or other transaction or series of related transactions (whether involving the Corporation or a subsidiary thereof) in which the Corporation's shareholders immediately prior to such transaction do not retain a majority of the voting power in the surviving entity shall be deemed to be a liquidation, dissolution or winding-up within the meaning of this subparagraph (d)(4)(i), unless the holders of a majority of the then-outstanding shares of Series B Preferred Stock affirmatively vote or consent in writing that such transaction shall not be treated as a liquidation, dissolution or winding-up within the meaning of subparagraph (d)(4)(i).

         (5)      Voting Rights.

                  In addition to any voting rights provided by law, the holders of shares of Series B Preferred Stock shall have the following voting rights:

                  (i) General. For so long as any shares of the Series B Preferred Stock remain outstanding, each share of Series B Preferred Stock shall entitle the holder thereof to vote on all matters voted on by holders of Common Shares, voting together with the Common Shares and all other Voting Shares as a single class at all annual, special and other meetings of the shareholders of the Corporation, or by written consent of the minimum number of shares required to take such action pursuant to Section 1701.54 of the Ohio General Corporation Law.

                  (ii) Participatory Voting. In any vote with respect to which holders of the Series B Preferred Stock shall vote with the holders of Common Shares (together with the other Voting Shares) as a single class with respect to any matter, each share of Series B Preferred Stock shall entitle the holder thereof to cast that number of votes equal to the quotient of
                  (a) the product of (A) 1.0408, multiplied by (B) the total number of votes that may be cast by the holders of all Initial Issue Date Fully Diluted Voting Shares as of the record date for such vote, divided by (b) the number of shares of Series B Preferred Stock issued on the Initial Issue Date.

                  (iii) Class Voting. On any matter on which the holders of Series B Preferred Stock are entitled by law or under the Articles of Incorporation to vote separately as a class, including the provisions contained in subparagraph (d)(5)(iv) below, each such holder shall be entitled to one vote for each share held, and such matter shall be determined by a majority of the votes cast.

                  (iv)     Preferred Stock Directors.

                           (a) For so long as there remains outstanding a number of shares of Series B Preferred Stock that equals or exceeds forty percent (40%) of the number of shares of Series B Preferred Stock issued on the Initial Issue Date, the holders of Series B Preferred Stock, voting separately as a class, shall have the exclusive right to elect that whole number of directors that constitutes a majority of members of the Board of Directors (each such director, a "Preferred Stock Director") at any special meeting of the holders of shares of Series B Preferred Stock called as hereinafter provided, at any annual meeting of shareholders held for the purpose of electing directors, and in any written consent of shareholders pursuant to Section 1701.54 of the Ohio General Corporation Law.

                           (b) The Preferred Stock Directors elected as provided herein shall serve until the next annual meeting or until their respective successors shall be elected and shall qualify. Any Preferred Stock Director may be removed with or without cause by, and shall not be removed other than by, the vote of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a class, at a meeting duly called or by written consent in accordance with Section 1701.54 of the Ohio General Corporate Law. If any Preferred Stock Director shall be convicted of a felony involving moral turpitude, the holders of a majority of the outstanding shares of Series B Preferred Stock shall exercise their authority under this subparagraph
                           (d)(5)(iv) to remove such Preferred Stock Director. If the office of any Preferred Stock Director becomes vacant by reason of death, resignation, retirement, disqualification or removal from office or otherwise, the remaining Preferred Stock Directors may elect a successor, or, alternatively, the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a class, at a meeting called for such purpose or by written consent in accordance with Section 1701.54 of the Ohio General Corporation Law may elect a successor. Any such successor shall hold office for the unexpired term in respect of which such vacancy occurred. Upon any termination of the right of the holders of Series B Preferred Stock to vote for and elect Preferred Stock Directors as herein provided, the Preferred Stock Directors then serving on the Board of Directors may continue to hold their office for the remainder of their term.

                           (c) At any time when such voting right shall be vested in the holders of shares of Series B Preferred Stock entitled to vote thereon, and if such right shall not already have been exercised, an officer of the Corporation shall, upon the written request of holders of record of twenty percent (20%) of the shares of such Series B Preferred Stock then outstanding addressed to the Secretary of the Corporation, call a special meeting of holders of shares of such Series B Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of shareholders at the place for holding annual meetings of shareholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within thirty (30) days after the personal service of such written request upon the Secretary of the Corporation, or within thirty (30) days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of twenty percent (20%) of the shares of Series B Preferred Stock then outstanding may designate in writing any person to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of shareholders and shall be held at the same place as is elsewhere provided in this paragraph. Any holder of shares of Series B Preferred Stock then outstanding that would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of shareholders to be called pursuant to the provisions of this paragraph. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called or held during a period within thirty (30) days immediately preceding the date fixed for the next annual meeting of shareholders.

                           (d) For so long as there remains outstanding a number of shares of Series B Preferred Stock that equals or exceeds forty percent (40%) of the number of shares of Series B Preferred Stock issued on the Initial Issue Date, the Code of Regulations of the Corporation shall contain no provisions that would restrict the exercise, by the holders of shares of the Series B Preferred Stock, of the right to elect directors as provided in this subparagraph
                           (d)(5)(iv).

         (6) Protective Provisions. So long as any shares of Series B Preferred Stock shall remaining outstanding, the Corporation shall not, without the affirmative vote or written consent of the holders of at least a majority of the issued and outstanding shares of Series B Preferred Stock, voting together as a separate class:

                  (i) amend, modify, alter or restate any provision of the Articles of Incorporation or the Code of Regulations in a manner that adversely alters, affects or changes the rights, preferences, privileges, powers of or restrictions provided for the benefit of the Series B Preferred Stock;

                  (ii) (a) merge or consolidate with one or more Persons or sell in excess of forty percent (40%) of the assets of the Corporation, (b) liquidate, dissolve, wind-up, recapitalize or reorganize the Corporation, (c) effect any material acquisition or series of acquisitions, joint venture or strategic alliance involving the Corporation, or (d) take any other corporate action similar to those set forth in clause
                  (a), (b) or (c) above;

                  (iii) pay any dividends or distributions on, or make any other payment in respect of, the Capital Stock of the Corporation, except for dividends and distributions payable
                  (a) on the Series B Preferred Stock pursuant to subparagraph
                  (d)(3) hereof, (b) on any shares of Parity Stock or Senior Stock or (c) to the holders of Common Shares in the form of additional shares of Common Shares;

                  (iv) authorize, designate, sell or issue any Capital Stock or debt securities (other than, with respect to debt securities, any Senior Indebtedness) of the Corporation and/or its subsidiaries, except for (a) issuances after the Initial Issue Date of up to an aggregate of 4,542,654 Common Shares upon exercise of Rights or Options granted to directors, officers or employees of the Corporation pursuant to the Option Plans, (b) issuances of Common Shares upon exercise of the Existing Warrants, (c) issuances of Common Shares upon exercise of the Purchaser Warrants and (d) issuances of Common Shares upon exercise of the Lender Warrants; or

                  (v) redeem or purchase any Capital Stock of the Corporation, except for (a) redemptions of Series B Preferred Stock pursuant to subparagraph (d)(7) hereof and (b) payments to any holder of the Lender Warrants or shares of Common Shares issuable upon exercise of the Lender Warrants, upon such holder's exercise of its right to require the Corporation to redeem or repurchase such Lender Warrants or such Common Shares.

         (7)      Redemption at the Option of the Holders.

                  (i) Unconditional Redemption Event. At any time or from time to time on or after the date on which any Unconditional Redemption Event shall have occurred, the Corporation shall, subject to having funds legally available therefor, redeem outstanding shares of Series B Preferred Stock at the Redemption Price upon receipt from the holders of at least a majority of the then-outstanding shares of Series B Preferred Stock of written notice (a "Redemption Notice") requesting redemption of all or any portion of the outstanding shares of Series B Preferred Stock. The Corporation shall give notice to each holder of Series B Preferred Stock if possible in advance of, but in any event within one (1) Business Day after, the occurrence of any such Unconditional Redemption Event.

                  (ii) Conditional Redemption Event. At any time or from time to time on or after the date on which any Conditional Redemption Event shall have occurred, the Corporation shall, subject to having funds legally available therefor, redeem outstanding shares of Series B Preferred Stock at the Redemption Price upon receipt from the holders of at least a majority of the then-outstanding shares of Series B Preferred Stock of a Redemption Notice requesting redemption of all or any portion of the outstanding shares of Series B Preferred Stock. The Corporation shall give notice to each holder of Series B Preferred Stock if possible in advance of, but in any event within one (1) Business Day after, the occurrence of any such Conditional Redemption Event.

                  (iii)    Redemption Procedures.

                           (a) The process for effecting any redemption pursuant to this subparagraph (d)(7) shall be as follows:

                                    (A)      Within three (3) Business Days
                                    after the receipt of a Redemption Notice, the Corporation shall send to each holder of Series B Preferred Stock a written notice (the "Corporation Notice") which shall state
                                    (1) the number of shares of Series B
                                    Preferred Stock that are the subject of the applicable Redemption Notice, (2) the date (the "Redemption Date") as of which a redemption pursuant to this subparagraph
                                    (d)(7) shall be effected and (3) the date by which a holder may elect to join in the redemption pursuant to subparagraph
                                    (d)(7)(iii)(a)(B) below. The Redemption Date shall be a Business Day not less than thirty
                                    (30) days or more than forty-five (45) days following the date on which the related Corporation Notice is sent by the Corporation.

                                    (B)      Within five (5) Business Days after
                                    receipt of the Corporation Notice, each
                                    holder (each, a "Redeeming Holder") of
                                    Series B Preferred Stock wishing to redeem all or a portion of its Series B Preferred Stock may provide irrevocable written notice to the Corporation electing to include all or a portion of such holder's shares of Series B Preferred Stock in such Redemption Notice and stating the number of shares of

                                    Series B Preferred Stock to be so included
                                    (the "Redemption Shares"), and such
                                    Redemption Shares shall thereafter be deemed to be included in such Redemption Notice.

                                    (C)      Within fifteen (15) Business Days
                                    after receiving the Redemption Notice and at least seven (7) Business Days prior to the Redemption Date, the Corporation shall provide each Redeeming Holder with written notice (a "Closing Notice") stating (1) the Redemption Date, (2) the Redemption Price,
                                    (3) the place or places at which
                                    certificates representing shares of Series B
                                    Preferred Stock are to be surrendered for payment of the Redemption Price and (4) any other information that may be required by applicable law. No failure by the Corporation to give the Closing Notice, nor any defect therein or in the mailing thereof, shall relieve the Corporation from its obligation to redeem shares of Series B Preferred Stock pursuant to this subparagraph (d)(7).

                           (b) On or prior to the Redemption Date, each Redeeming Holder shall surrender the certificate or certificates representing its Redemption Shares to the Corporation in the manner and at the place designated in the Closing Notice, and the Redemption Price shall be payable to the order of the Person whose name appears on such certificate or certificates as the registered owner thereof.

                           (c) If the Redemption Price for all Redemption Shares is, on the Redemption Date, paid to the Redeeming Holders thereof or put aside for payment against delivery of the certificates representing the Series B Preferred Stock, then notwithstanding that any certificates evidencing such Redemption Shares shall not have been surrendered, dividends with respect to such Redemption Shares shall cease to accumulate after the Redemption Date and all rights with respect to such shares shall terminate after the Redemption Date, except for the right of the holders of the Redemption Shares to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

                           (d) If on the Redemption Date the assets of the Corporation legally available to redeem the Redemption Shares shall be insufficient to redeem all outstanding shares of Redemption Shares to be redeemed at the Redemption Price, then (A) the Corporation shall redeem that number of Redemption Shares that may be redeemed with the assets of the Corporation legally available therefor pro rata among the Redeeming Holders and (B) any unredeemed Redemption Shares shall be carried forward and shall be redeemed at such time as funds are legally available therefor. All Redemption Shares that are subject to redemption under this subparagraph (d)(7) that have not been redeemed due to the insufficiency of legally available funds therefor shall, at the option of such Redeeming Holder, (1) continue to be outstanding and entitled to all dividends (which shall be payable at the applicable Dividend Rate plus three percent (3%)), liquidation, voting and other rights, preferences and privileges of the Series B Preferred Stock until such shares are redeemed, or
                           (2) shall be redeemed in consideration of a promissory note payable on demand of the holder thereof bearing interest at rate equal to the then-current Dividend Rate and payable by the Corporation to such Redeeming Holder in the principal amount equal to the aggregate Liquidation Preference of the unredeemed Redemption Shares held by such Redeeming Holder, plus an amount equal to all dividends in arrears (at the applicable Dividend Rate) on such shares through the date of the promissory note.

                           (e) In the case of any redemption pursuant to this subparagraph (d)(7), the Corporation shall comply with all applicable requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations in connection with the redemption of Series B Preferred Stock. To the extent that the provisions of any applicable securities laws or regulations conflict with any of the provisions of this subparagraph (d)(7), the Corporation shall comply with such applicable securities laws and regulations and shall be deemed not to have breached its obligations under this subparagraph (d)(7).

                           (f) All shares of Series B Preferred Stock redeemed pursuant to this subparagraph (d)(7) shall be retired and shall be restored to the status of authorized and unissued shares of Serial Preferred Shares without designation as to series, and may thereafter be reissued as shares of Serial Preferred Shares.

         (8)      Preemptive Rights.

                  (i) Notwithstanding anything to the contrary contained in the Articles of Incorporation, after the Initial Issue Date, the Corporation shall not issue or sell any Capital Stock or debt securities (other than senior secured indebtedness) (such securities, the "Newly Issued Securities") unless prior to the issuance or sale of such Newly Issued Securities, each holder of Series B Preferred Stock shall have first been given the opportunity to purchase, on the same terms and conditions on which such Newly Issued Securities are proposed to be sold by the Corporation, that portion of such Newly Issued Securities that is equal to the product obtained by multiplying (a) fifty-one percent (51%) by (b) the quotient obtained by dividing (A) the number of outstanding shares of Series B Preferred Stock held by such holder by (B) the aggregate number of outstanding shares of Series B Preferred Stock (such holder's "Proportionate Share").

                  (ii) At least thirty (30) days prior to the issuance or sale by the Corporation of any Newly Issued Securities, the Corporation shall provide written notice thereof (the "Preemptive Notice") to each holder of Series B Preferred Stock stating (a) the name and address of the Person to whom the Corporation proposes to issue or sell such Newly Issued Securities, (b) the price, number and other terms of such Newly Issued Securities, (c) such holder's Proportionate Share of such Newly Issued Securities and (d) the period of time during which such holder may elect to purchase such holder's Proportionate Share of such Newly Issued Securities, which period shall extend for at least thirty (30) days following the receipt by such holder of the Preemptive Notice (the "Preemptive Acceptance Period").

                  (iii) Each holder of Series B Preferred Stock shall have the right to irrevocably elect to purchase such holder's Proportionate Share of any Newly Issued Securities by providing written notice of such election to the Corporation prior to the expiration of the Preemptive Acceptance Period (each, a "Participating Holder"). If after the expiration of the Preemptive Acceptance Period one or more holders of Series B Preferred Stock shall not have elected to purchase its Proportionate Share of such Newly Issued Securities (each, a "Non-Participating Holder"), then each Participating Holder shall be entitled to exercise an additional right to purchase, on a pro rata basis, such Newly Issued Securities not previously purchased.

                  (iv) After the conclusion of the Preemptive Acceptance Period, any Newly Issued Securities that are not purchased by the holders of Series B Preferred Stock in accordance with the provisions of this subparagraph (d)(8) may be sold by the Corporation, within a period of two (2) months after the expiration of such Preemptive Acceptance Period, to any other Person at such prices and upon such other terms and conditions that are no less favorable to the Corporation than those set forth in the Preemptive Notice.

                  (v)      The term "Newly Issued Securities" shall not include
                  (a) up to an aggregate of 4,542,654 Common Shares issued or issuable after the Initial Issue Date upon exercise of Rights or Options granted to directors, officers or employees of the Corporation pursuant to the Option Plans, (b) Common Shares issuable upon exercise of the Existing Warrants, (c) Common Shares issuable upon exercise of the Purchaser Warrants, (d) Common Shares issuable upon exercise of the Lender Warrants,
                  (e) Common Shares issuable upon conversion of Convertible Securities outstanding as of the Initial Issue Date and (f) shares of Series B Preferred Stock issued pursuant to the terms of Article FOURTH paragraph (d) hereof.

         (9) Transferability. The Series B Preferred Stock may be sold, assigned or otherwise transferred only in its entirety to one purchaser in a single transaction. Any other sale, assignment or other transfer shall be subject to the written consent of the Corporation acting through a committee of Disinterested Board Members, which consent shall not be unreasonably withheld. If the Corporation (acting through a committee of Disinterested Board Members) expressly consents in writing to all future transfers of the Series B Preferred Stock, then such consent shall be irrevocable and shall be binding on the Corporation at all times after such consent.

         (10) Replacement Certificates. If any certificate evidencing Series B Preferred Stock is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of an affidavit of loss and indemnity agreement reasonably satisfactory to the Corporation evidencing such loss, theft or destruction and customary and reasonable indemnity.

         (11) Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or three (3) Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) with postage prepaid, addressed: if to the Corporation, to its offices at 1090 Enterprise Drive, Medina, Ohio 44256, Attention: Secretary or to an agent of the Corporation designated as permitted by the Articles of Incorporation, or, if to any holder of Series B Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series B Preferred Stock), or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

         (12) Definitions. Unless otherwise expressly provided in this Article FOURTH paragraph (d) or the context otherwise requires, the following terms shall have the following meanings:

                  "Article of Incorporation" shall mean the Amended and Restated Articles of Incorporation of the Corporation.

                  "Board of Directors" shall mean the Board of Directors of the Corporation, including any committees thereof.

                  "Business Day" shall mean any date other than a Saturday, Sunday, public holiday under the laws of the State of New York or any other day on which banking institutions are authorized to close in New York City.

                  "Capital Stock" of any Person shall mean any and all shares, interests, participations or other equivalents (however designated and whether voting or non-voting) of corporate stock or other equity participations, including, without limitation, partnership interests, whether general or limited, and limited liability company interests, of such Person and any warrants, options or other rights to acquire any equity interest in such Person.

                  "Closing Notice" shall have the meaning set forth in Article FOURTH subparagraph (d)(7)(iii)(a)(C) hereof.

                  "Code of Regulations" shall mean the Amended and Restated Code of Regulations of the Corporation.

                  "Common Shares" shall mean the Common Shares, without par value, of the Corporation, the terms of which are set forth in Article FOURTH paragraph (a) hereof.

                  "Conditional Redemption Event" shall mean, with respect to the Corporation, the occurrence of any of the following:

                  (i) any "person" or "group" (as such terms are used in Section 13(d) and Section 14(d) of the Exchange Act or any successor provisions thereto, and including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty percent (20%) or more of the total voting power of the Voting Stock of the Corporation, other than through the ownership or acquisition of shares of the Series B Preferred Stock, the Purchaser Warrants and/or Common Shares issuable upon exercise of the Purchaser Warrants (if such Common Shares were acquired by an underwriter with a view towards distribution in an underwritten public offering or by any Person in a "block sale" or privately negotiated transaction);

                  (ii) the Corporation consolidates or merges with or into any other Person, other than a consolidation or merger under a transaction in which the outstanding Voting Stock of the Corporation remains outstanding or is changed into or exchanged for cash, securities or other property with the effect that the beneficial owners of the Corporation's outstanding Voting Stock immediately before that transaction, beneficially own, directly or indirectly, less than eighty percent (80%) of the Voting Stock, measured by voting power rather than number of shares, of the surviving Person immediately following that transaction;

                  (iii) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly and in one (1) or a series of transactions, of (a) in excess of twenty percent (20%) of the assets of the Corporation and/or its subsidiaries considered as a whole or (b) assets of the Corporation and/or its subsidiaries resulting in aggregate net proceeds to the Corporation and its subsidiaries considered as a whole in excess of $20,000,000; or

                  (iv) the aggregate amount of Corporation Indebtedness shall be greater than zero ($0) but equal to or less than $2,000,000.

                  Notwithstanding any of the foregoing, none of the above shall be deemed to be a "Conditional Redemption Event" without the prior consent of the agent for, or the holders of a majority of, any Senior Indebtedness and/or Subordinated Indebtedness outstanding on the date of the relevant occurrence.

                  "Convertible Securities" shall mean stock or other securities convertible into or exchangeable for shares of Common Shares.

                  "Corporation Indebtedness" shall mean, as of any date, the aggregate amount of all outstanding Senior Indebtedness, Subordinated Indebtedness and other unsecured indebtedness for money borrowed (which shall exclude all capital lease obligations, trade payables and other liabilities incurred by the Corporation in the ordinary course of its business) of the Corporation.

                  "Corporation Notice" shall have the meaning set forth in Article FOURTH subparagraph (d)(7)(iii)(a)(A) hereof.

                  "CorrPro Investments" shall mean CorrPro Investments, LLC, a Delaware limited liability company.

                  "Disinterested Board Member" shall mean a member of the Board of Directors that is not an officer, director, member or employee of CorrPro Investments or its Affiliates (other than the Corporation or its subsidiaries).

                  "Dividend Payment Date" shall have the meaning set forth in Article FOURTH subparagraph (d)(3)(i) hereof.

                  "Dividend Period" shall have the meaning set forth in Article FOURTH subparagraph (d)(3)(i) hereof.

                  "Dividend Rate" shall mean with respect to each Dividend Payment Date, an annual rate of 13.5%; provided, however, that the Dividend Rate shall be increased to an annual rate of 16.5% for each and every Dividend Period that immediately follows a Dividend Payment Date for which there has occurred an EBITDA Test Failure.

                  "EBITDA" shall mean, with respect to any period, the sum of
         (i) the consolidated net income (or net loss) for such period of the Corporation and its subsidiaries, plus (ii) all amounts treated as interest expense, plus (iii) all depreciation, amortization and other similar non-cash charges to the extent included in the determination of such net income (or loss), plus (iv) all taxes whether paid or accrued on, or measured by, income to the extent included in the determination of such net income (or loss), plus (v) any charges against income as the result of the accounting treatment of the Series B Preferred Stock, all in accordance with GAAP, plus (vi) any amounts paid in cash by the Corporation for services rendered pursuant to the Services Agreement; provided, however, that for purposes of computing EBITDA for any applicable period, the consolidated net income (or loss) of the Corporation and its subsidiaries shall not include any non-recurring gains (or losses) of the Corporation and its subsidiaries resulting from any marked-to-market adjustments to the valuation of any outstanding securities of the Corporation, including, if applicable, the Existing Warrants, the Lender Warrants and the Purchaser Warrants; and provided, further, that for purposes of computing EBITDA for any applicable period, the consolidated net income (or loss) of the Corporation and its subsidiaries shall not include any non-recurring gains (or losses) of the Corporation and its subsidiaries. An example of the calculation of, and adjustments with respect to, EBITDA for the twelve (12) months ended September 30, 2003 is set forth on Schedule A hereto.

                  "EBITDA Test Failure" shall mean, for any Dividend Payment Date, the failure by the Corporation to have EBITDA for the EBITDA Test Period for such Dividend Payment Date equal to or in excess of $12,000,000.

                  "EBITDA Test Period" shall mean, for any Dividend Payment Date, the twelve (12) full months ending on such Dividend Payment Date.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Existing Warrants" shall mean (i) that certain Common Stock Purchase Warrant, dated as of September 23, 2002, issued to Bank One, N.A. by the Corporation and (ii) that certain Common Stock Purchase Warrant, dated as of September 23, 2002, issued to The Prudential Insurance Company of America by the Corporation.

                  "GAAP" shall mean generally accepted accounting principles in effect within the United States, consistently applied.

                  "Initial Issue Date" shall mean the date on which the first share of Series B Preferred Stock was issued by the Corporation.

                  "Initial Issue Date Fully Diluted Voting Shares" shall mean
         (i) all Common Shares outstanding at the close of business on the Initial Issue Date (including any stock splits, stock dividends, recapitalizations and similar events thereon or thereof), (ii) up to an aggregate of 4,542,654 Common Shares to be issued after the Initial Issue Date upon exercise of Rights or Options granted to directors, officers or employees of the Corporation pursuant to the Option Plans,
         (iii) Common Shares to be issued upon exercise of the Existing Warrants, (iv) Common Shares to be issued upon exercise of the Purchaser Warrants and (v) Common Shares to be issued upon exercise of the Lender Warrants.

                  "Issue Date" shall mean, with respect to any share of Series B Preferred Stock, the date on which such share of Series B Preferred Stock was first issued by the Corporation.

                  "Junior Stock" shall have the meaning set forth in Article FOURTH subparagraph (d)(2) hereof.

                  "Lender Warrants" shall mean the detachable warrants to be issued and sold by the Corporation to the holders of Subordinated Indebtedness.

                  "Liquidation Preference" shall mean $1,000.00 per share of Series B Preferred Stock, subject to adjustment as set forth in Article FOURTH subparagraph (d)(3)(iv) hereof.

                  "Newly Issued Securities" shall have the meaning set forth in Article FOURTH subparagraph (d)(8)(i) hereof.

                  "Non-Participating Holder" shall have the meaning set forth in Article FOURTH subparagraph (d)(8)(iii) hereof.

                  "Option Plans" shall mean (i) the 1997 Long-Term Incentive Plan of the Corporation, (ii) the 1997 Non-Employee Directors' Stock Option Plan of the Corporation, and (iii) any other stock option plan for the directors, officers and/or employees of the Corporation adopted by the Board of Directors and, to the extent required by applicable law, approved by the shareholders of the Corporation.

                  "Original Warrant" shall mean the detachable warrants to be issued and sold by the Corporation to CorrPro Investments pursuant to the terms of the Securities Purchase Agreement.

                  "Parity Stock" shall mean each class or series of Capital Stock the terms of which provide that such class or series shall rank on a parity with the Series B Preferred Stock as to the payment of dividends or distributions upon liquidation, dissolution or winding-up of the Corporation. Parity Stock shall include any warrants, options or other rights exercisable for, or convertible into, Parity Stock.

                  "Participating Holder" shall have the meaning set forth in Article FOURTH subparagraph (d)(8)(iii).

                  "Pending Change of Control" shall mean a Change of Control for which substantial steps are being taken or formal discussions are being made by the Corporation and a third party.

                  "Person" shall mean any individual, corporation, association, partnership, limited liability company, joint venture, trust, estate or other entity.

                  "Preemptive Acceptance Period" shall have the meaning set forth in Article FOURTH subparagraph (d)(8)(ii) hereof.

                  "Preemptive Notice" shall have the meaning set forth in Article FOURTH subparagraph (d)(8)(ii) hereof.

                  "Preferred Stock Director" shall have the meaning set forth in Article FOURTH subparagraph (d)(5)(v) hereof.

                  "Proportionate Share" shall have the meaning set forth in Article FOURTH subparagraph (d)(8)(i) hereof.

                  "Purchaser Warrants" shall mean the Original Warrant and all warrants issued upon transfer, division, or combination of, or in substitution of, the Original Warrant or any other such warrants.

                  "Redeeming Holder" shall have the meaning set forth in Article FOURTH subparagraph (d)(7)(iii)(a)(B) hereof.

                  "Redemption Date" shall have the meaning set forth in Article FOURTH subparagraph (d)(7)(iii)(a)(A) hereof.

                  "Redemption Notice" shall have the meaning set forth in Article FOURTH subparagraph (d)(7)(i) hereof.

                  "Redemption Price" shall mean a price per share of Series B Preferred Stock that is equal to the Liquidation Preference, plus an amount equal to all dividends in arrears (at the applicable Dividend
         Rate) on such share from and including the immediately preceding Dividend Payment Date to but excluding the Redemption Date.

                  "Redemption Shares" shall have the meaning set forth in Article FOURTH subparagraph (d)(7)(iii)(a)(B) hereof.

                  "Rights or Options" shall mean warrants, options or other rights to purchase or acquire shares of Common Shares or Convertible Securities.

                  "Securities Purchase Agreement" shall mean that certain Securities Purchase Agreement, dated as of December 15, 2003, by and between CorrPro Investments and the Corporation.

                  "Senior Indebtedness" shall mean (i) the Master Credit Facility consisting of a proposed revolving credit line and a term loan from CapitalSource Finance LLC to the Corporation, upon substantially the terms as set forth in that certain Binding Commitment Letter, dated December 15, 2003, by and between CapitalSource Finance LLC and the Corporation, including any amendments thereto or refinancings thereof, and (ii) any other senior secured indebtedness incurred by, or issued by, the Corporation and/or its subsidiaries (which shall exclude all capital lease obligations, trade payables and other liabilities incurred by the Corporation in the ordinary course of its business).

                  "Senior Stock" shall mean each class or series of Capital Stock the terms of which provide that such class or series shall rank senior to the Series B Preferred Stock with respect to the payment of dividends or distributions upon liquidation, dissolution or winding-up of the Corporation. Senior Stock shall include any warrants, options or other rights exercisable for, or convertible into, Senior Stock.

                  "Serial Preferred Shares" shall mean the Serial Preferred Shares, without par value, of the Corporation, the terms of which are set forth in Article FOURTH paragraph (b) hereof.

                  "Series B Preferred Stock" shall have the meaning set forth in Article FOURTH subparagraph (d)(1) hereof.

                  "Services Agreement" shall mean that certain Services Agreement to be entered into by and between Wingate Partners III, L.P. and the Corporation, as contemplated by the terms and conditions of the Securities Purchase Agreement.

                  "Subordinated Indebtedness" shall mean (i) the Senior Secured Subordinated Notes of the Corporation issued to American Capital Strategies, Ltd. upon substantially the terms as set forth in that certain Binding Commitment Letter, dated December 15, 2003, by and between American Capital Strategies, Ltd. and the Corporation, including any amendments thereto or refinancings thereof, and (ii) any other secured subordinated indebtedness issued by, or incurred by, the Corporation and/or its subsidiaries (which shall exclude all capital lease obligations, trade payables and other liabilities incurred by the Corporation in the ordinary course of its business).

                  "Unconditional Redemption Event" shall mean, with respect to the Corporation, the occurrence of any of the following:

                  (i) any change in beneficial ownership, merger, consolidation, sale, transfer, assignment, lease, conveyance or other disposition of assets, or other similar type of event shall have occurred that constitutes a "change of control" or similar termed event, or a breach or other triggering event, under the terms of any Senior Indebtedness and/or Subordinated Indebtedness;

                  (ii) the sale or disposition of assets of the Corporation or its subsidiaries that constitutes a "sale of assets" or similar termed event, or a breach or other triggering event, under the terms of any Senior Indebtedness and/or Subordinated Indebtedness;

                  (iii) the acceleration of any amounts due under any Senior Indebtedness;

                  (iv) the acceleration of any amounts due under any Subordinated Indebtedness;

                  (v) the Corporation shall issue or sell any equity securities of the Corporation or any of its subsidiaries (including, without limitation, any type of preferred stock) in a public or private offering resulting in aggregate net proceeds to the Corporation and its subsidiaries considered as a whole (when aggregated with all prior offerings after the Initial Issue Date) in excess of $20,000,000;

                  (vi) any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary;

                  (vii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of the Corporation, or of a substantial part of its property or assets, under federal or state bankruptcy, insolvency, receivership or similar law, (b) the appointment of a receiver, trustee, custodian, conservator or similar official for the Corporation, or for a substantial part of its property or assets, and such proceeding or petition shall continue undismissed for sixty (60) days, or an order or decree approving or ordering any of the foregoing shall be entered; or;

                  (viii) the Corporation shall (a) voluntarily commence any proceeding or file any petition seeking relief under any federal or state bankruptcy, insolvency, receivership or similar law, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (vi) above, (c) apply for or consent to the appointment of a receiver, trustee, custodian, conservator or similar official for the Corporation, or for a substantial part of its property or assets, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of its creditors,
                  (f) become unable, admit in writing its inability or fail generally, to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing; or

                  (ix) the amount of outstanding Corporation Indebtedness shall be equal to zero ($0).

                  "Voting Shares" shall mean the Common Shares and all securities of the Corporation that are entitled to vote as a single class with the Common Shares.

                  "Voting Stock" of any Person shall mean Capital Stock of such Person which ordinarily has voting power for the election of directors, or persons performing similar functions, of such Person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

         FIFTH: The amount of stated capital with which the Corporation will begin business shall be less than $500.

         SIXTH: To the extent permitted by law, the Corporation, by action of its Board of Directors, may purchase or otherwise acquire shares in the open market or at private or public sales of any class issued by it at such times, for such consideration and upon such terms and conditions as its Board of Directors may determine, and the Board of Directors is hereby empowered to authorize such purchase or acquisition without any vote of the holders of any class of shares now or hereafter authorized and outstanding at the time of any such purchase, subject, however, to such limitation or restriction, if any, as is contained in the express terms of any class of shares of the Corporation outstanding at the time of such purchase or acquisition.

         SEVENTH: Except as otherwise provided in these Amended and Restated Articles of Incorporation, notwithstanding any provision in Section 1701.01 to 1701.98, inclusive, of the Ohio Revised Code, now or hereafter in effect, requiring for any purpose the vote, consent, waiver or release of the holders of a designated proportion (but less than all) of the shares of the Corporation or of any particular class or classes of shares, as the case may be, the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the shares of the Corporation or of any class or classes of shares, as the case may be, shall be required and sufficient for any such purpose.

         EIGHTH: Except with respect to the Series B Preferred Stock as set forth in Article FOURTH paragraph (d), the pre-emptive right to purchase additional shares or other securities of the Corporation is expressly denied to all shareholders of all classes.

         NINTH: The right of shareholders to vote cumulatively in the election of Directors of the Corporation is expressly denied to all shareholders of all classes.

         TENTH: Section 1701.831 of the Ohio Revised Code shall not apply to control share acquisitions of shares of the Corporation.

         ELEVENTH: These Amended and Restated Articles of Incorporation shall take the place of and supersede the Corporation's existing Amended and Restated Articles of Incorporation.

                                   SCHEDULE A

                                 Adjusted EBITDA

           (Corrpro Companies, Inc. and Its Consolidated Subsidiaries)

                                                           TWELVE MONTHS ENDED
                                                           SEPTEMBER 30, 2003
                                                             (IN THOUSANDS)
                                                             --------------
REPORTED
     Operating Income                                           $ 6,634
     Depreciation/Amortization                                    2,026
                                                                -------
     EBITDA                                                       8,660

MANAGEMENT ADJUSTMENTS

     Roland Berger                                                  (41)
     Nightingale                                                      5
     Alix Partners                                                  287
     Carl Marks                                                   1,260
     Australia Professional Fees                                    111
     Dickinson Wright                                                66
     Hahn Loeser Parks                                              219
     Weil Gotshal & Manges                                           27
     Shiff Hardin & White                                             6
     Shareholder Lawsuit                                             98

     Australia Loss (Make-whole Winca, Int'l Supplier)               97
     Loss on Taiwan Assets                                          211
     Loss on Sale of Chicago Building                                10
     Venezuela Operating Losses Prior to Closure                     45
     UK Loss on WW Gulf (MiddleEast JV in Foundry)                   78

     UK-CTA                                                         177
     Gain on Australia Intercompany Debt                           (492)
     Unfunded Pension Accrual-UK                                  1,355
     Severance Costs                                                 81
     UK Divestiture Costs                                            54
     Purchase Price Variance                                          -
     Accrued Litigation Baltimore Aquarium                          119
     Expense Accrual for Louisiana Lawsuit                           50
     Inventory Shrink Reserve                                       143
     Directors Fees - Special Committee Only                         44
     Fringe on Government Contracts                                  75
     Capital Inventory Variance                                      17
     Increase IBNR Medical Accrual                                    -
     Reserve Litigation Reserve Related to Michigan                (225)
     Lack of Accrued Pension for CEO                                (74)
                                                                -------

ADJUSTED EBITDA AT SEPTEMBER 30, 2003                           $12,463